Exhibit 107

CALCULATION OF FILING FEE TABLES

S-1

NOMADAR CORP.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes		Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock		(1)	Other	6,666,667	$7.31	$48,733,336	0.0001381	$6,731

Total Offering Amounts:								$48,733,336		6,731
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$6,731

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Offering Note(s)

(1)

Consists of up to 6,666,667 shares of common stock that Nomadar Corp. (the “Company”) may, in its discretion, elect to issue and sell to YA II PN, LTD, a Cayman Islands exempt limited partnership managed by Yorkville Advisors Global, LP (“YA”), from time to time after the date of this prospectus pursuant to the certain standby equity purchase agreement (the “SEPA”), dated May 20, 2025, by and among the Company and YA, subject to satisfaction of the conditions set forth therein.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on The Nasdaq Stock Market LLC on November 20, 2025 ($7.31 per share of Common Stock). This calculation is in accordance with Rule 457(c).